UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2019

REPLIGEN CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-14656	04-2729386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 250-0111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.01 per share	RGEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On July 15, 2019, Repligen Corporation (the “Company”) announced preliminary financial results for the second quarter of 2019. The Company expects its total revenue for the three months ended June 30, 2019 will be between approximately $70 million and $71 million, compared to $47.7 million in total revenue for the three months ended June 30, 2018. The Company’s fully diluted earnings per share on a GAAP basis for the three months ended June 30, 2019 is expected to be between $0.12 and $0.15, compared to $0.06 for the three months ended June 30, 2018. The Company’s fully diluted non-GAAP adjusted earnings per share for the three months ended June 30, 2019 is expected to be between $0.30 and $0.33, compared to $0.16 for the three months ended June 30, 2018. Adjustments to preliminary GAAP fully diluted earnings per share, reconciling to preliminary adjusted non-GAAP fully diluted earnings per share, include the following estimated adjustments: acquisition and integration costs of $0.14, intangible amortization of $0.06, non-cash interest expense of $0.02, and the tax effect of intangible amortization and integration costs of $(0.04), each per fully diluted share.

Fully diluted non-GAAP adjusted earnings per share is a measure of financial performance which is not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”), and which is defined as fully diluted earnings per share as reported in accordance with GAAP, excluding acquisition and integration costs, amortization of intangible assets, non-cash interest expense and the tax effect of intangible amortization and acquisition costs. The Company includes this non-GAAP financial information because it believes it provides a useful comparison of its financial results between periods and reflect how management reviews its financial results. This financial measure excludes the impact of certain acquisition-related items because the Company believes that the resulting charges do not accurately reflect the performance of its ongoing operations for the period in which such charges were incurred. Because some companies do not calculate this non-GAAP financial information in the same way as the Company does and financial metrics reported by other companies under the same or similar captions may not be comparable, from a financial point of view, to any financial measures that the Company reports, the Company’s non-GAAP financial measures should not be considered as alternative measures of earnings per share, and do not replace the presentation of financial results in accordance with GAAP.

These financial results are only preliminary estimates and are based on information available to management as of the date hereof, and these expectations could change. The Company’s actual financial results as of and for the three months ended June 30, 2019 are subject to the completion of its financial statements as of and for such period, and are not indicative of future performance. The Company’s actual financial results as of, and for the three months ended June 30, 2019 may differ materially from the preliminary financial results provided herein as a result of the completion of final adjustments, review by the Company’s independent registered public accountants and other developments arising between now and the time that the financial results for such period are finalized. The Company’s independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates and accordingly do not express an opinion or any other form of assurance with respect thereto. Complete quarterly results as of, and for the three months ended June 30, 2019 will be announced during our second quarter financial results earnings conference call and included in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2019.

The information in this Item 2.02 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

By:	/s/ Tony J. Hunt
Tony J. Hunt President and Chief Executive Officer

Date:	July 15, 2019